ABM REPORTS FISCAL SECOND QUARTER 2026 RESULTS AND REAFFIRMS FISCAL 2026 ADJUSTED EPS OUTLOOK

•
Revenue increased 8.4% to a second quarter record of $2.3 billion, including organic growth of 6.1% and acquisition growth of 2.3%
•
Record first half new sales bookings of $1.2 billion
•
Net income improved to $43.1 million, or $0.73 per diluted share, as compared to $42.2 million, or $0.67, in the prior year
•
Adjusted net income was $52.9 million, or $0.90 per diluted share, versus $54.1 million, or $0.86, in the prior year
•
Adjusted EBITDA increased to $131.7 million, versus $125.9 million last year
•
Operating cash flow was $66.2 million and free cash flow totaled $22.4 million, both well above the prior year

NEW YORK, NY - June 5, 2026 - ABM (NYSE: ABM), a leading provider of facility, engineering and infrastructure solutions, today announced financial results for its fiscal second quarter ended April 30, 2026.

"Our second quarter performance was highlighted by organic revenue growth of 6.1% and record first half new sales bookings of $1.2 billion," said Scott Salmirs, President and Chief Executive Officer. "Organic growth was especially strong in Technical Solutions ("ATS") and Aviation. Manufacturing & Distribution's ("M&D") robust growth was driven by healthy organic demand, further boosted by our recent WGNSTAR acquisition, which is performing well and contributing meaningfully to growth. The investments we have made in organic growth and acquisitions, along with our healthy backlog and constructive end-market conditions, have positioned us well for a strong second half."

Mr. Salmirs continued, "Beyond the top line, we executed well in the quarter, resulting in improved margin on a sequential basis and continued solid free cash flow generation, which was up significantly in the first half versus last year. Looking to the second half, we expect meaningfully higher volume in ATS and M&D, as well as improved service mix, especially within ATS. We also expect to benefit from our ongoing cost savings and pricing initiatives. Combined, these factors are expected to drive significant improvement in earnings and margin in the back half of the year."

Mr. Salmirs concluded, "We are encouraged by constructive demand trends across the majority of our end markets, and remain focused on executing with discipline as the broader macroeconomic environment continues to evolve. As such, our fiscal 2026 outlook remains unchanged."

Second Quarter Fiscal 2026 Results

Revenue increased 8.4% year over year to a second quarter record of $2.3 billion, including 6.1% organic growth and 2.3% growth from acquisitions. Revenue growth was led by ATS and Aviation,

which grew 27% and 20%, respectively. ATS benefited from strong demand for battery energy storage systems and datacenter-related services, as well as contributions from its recent acquisition, while Aviation’s growth reflected healthy domestic air travel trends and the continued ramp of new contracts, including the recently won London Heathrow contract. M&D increased 17%, driven by acquisitions, recent client wins and ongoing expansions, while Education delivered growth of 2%, benefiting from price escalations. Business & Industry (“B&I”) was essentially flat, as strong growth in its UK operations was largely offset by the exit of certain clients.

Net income was $43.1 million, or $0.73 per diluted share, compared to $42.2 million, or $0.67 per diluted share, in the prior year period. The increase in net income primarily reflects lower tax expense and reduced corporate costs, partially offset by higher interest and amortization expense related to the WGNSTAR acquisition. EPS growth was further driven by the Company’s share repurchase activities earlier in the year. Net income margin was 1.9% versus 2.0% in the prior year.

Segment operating margin was 7.3% compared to 7.9% last year. The change in segment operating margin was driven mainly by the impact of newer contracts that came online last year in M&D and B&I, as well as by weather-related and ramp-up cost inefficiencies in Aviation.

Adjusted net income was $52.9 million, or $0.90 per diluted share, compared to $54.1 million, or $0.86 per diluted share in the prior year period. The year-over-year change primarily reflects the factors discussed above, with per share results benefiting from the Company's share repurchase activities.

Adjusted EBITDA increased to $131.7 million versus $125.9 million last year.

Adjusted results exclude items impacting comparability. A description of items impacting comparability can be found in the “Reconciliation of Non-GAAP Financial Measures” table.

Net cash provided by operating activities was $66.2 million, and free cash flow was $22.4 million, compared to $32.3 million and $15.2 million, respectively, in the prior year period. The improvement year over year primarily reflects strong working capital management and ongoing advancements in the Company’s enterprise resource planning (“ERP”) implementation during the quarter. A reconciliation of net cash provided by (used in) operating activities to free cash flow can be found in the “Reconciliation of Non-GAAP Financial Measures” table.

Leverage & Liquidity

At the end of the second quarter, the Company’s total indebtedness stood at $1.9 billion, including $23.5 million in standby letters of credit, resulting in a total leverage ratio of 3.2x, as defined by the Company's credit facility. Available liquidity was $613.8 million, including $94.9 million in cash and cash equivalents. The Company expects its total leverage ratio to be below 3.0x by fiscal year-end.

Quarterly Cash Dividend

After the quarter’s close, the Board declared a cash dividend of $0.29 per common share, payable on August 3, 2026, to shareholders of record on July 2, 2026.

Outlook

The Company is reaffirming its fiscal 2026 outlook with the following updates. The Company now expects organic revenue growth toward the top end of the 3% to 4% range and total revenue growth toward the top end of the 4% to 5% range. Segment operating margin, defined as total segment operating profit divided by total revenue, is projected toward the low end of the 7.8% to 8.0% range, and adjusted EPS is still expected to be in the range of $3.85 to $4.15. This outlook now reflects the Company's updated approach to providing full year adjusted EPS guidance, which no longer excludes the impact of any prior-year self-insurance adjustments.

Interest expense is now forecast to be approximately $110 million, and the normalized tax rate is expected to be between 29% and 30%, excluding discrete and non-taxable items.

The Company cannot provide a reconciliation of forward-looking non-GAAP segment operating margin or adjusted EPS to the corresponding GAAP measure without unreasonable effort due to the uncertainty of timing and the magnitude of items such as acquisition and integration related costs, legal costs and other settlements. These items are inherently difficult to forecast and may result in a GAAP range that is too large and variable to be meaningful.

Conference Call Information

ABM will host its quarterly conference call for all interested parties on Friday, June 5, 2026, at 8:30 AM (ET). The live conference call can be accessed via audio webcast at the “Investors” section of the Company's website, located at www.abm.com, or by dialing (877) 451-6152 (domestic) or (201) 389-0879 (international) approximately 15 minutes prior to the scheduled time.

A supplemental presentation will accompany the webcast on the Company's website.

A replay will be available approximately three hours after the webcast through June 19, 2026, and can be accessed by dialing (844) 512-2921 and then entering ID #13759986. A replay link of the webcast will also be archived on the ABM website for 90 days.

About ABM

ABM (NYSE: ABM) is one of the world’s largest providers of integrated facility, engineering, and infrastructure solutions. Every day, our over 100,000 team members deliver essential services that make spaces cleaner, safer, and more efficient, enhancing the overall occupant experience.

ABM serves a wide range of market sectors including commercial real estate, aviation, mission critical, and manufacturing and distribution. With over $8 billion in annual revenue and a blue-chip client base, ABM delivers innovative technologies and sustainable solutions that enhance facilities and empower clients to achieve their goals. Committed to creating smarter, more connected spaces, ABM is investing in the future to meet evolving challenges and build a healthier, thriving world. ABM: Driving possibility, together.

For more information, visit www.abm.com

Cautionary Statement under the Private Securities Litigation Reform Act of 1995

This press release contains both historical and forward-looking statements about ABM Industries Incorporated (“ABM”) and its subsidiaries (collectively referred to as “ABM,” “we,” “us,” “our,” or the “Company”). We make forward-looking statements related to future expectations, estimates and projections that are uncertain, and often contain words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “likely,” “may,” “outlook,” “plan,” “predict,” “should,” “target,” or other similar words or phrases. These statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties, and assumptions that are difficult to predict. For us, particular uncertainties that could cause our actual results to be materially different from those expressed in our forward-looking statements include: our success depends on our ability to gain profitable business despite competitive market pressures; our results of operations can be adversely affected by labor shortages, turnover, and labor cost increases; we may not be able to attract and retain qualified personnel and senior management we need to support our business; investments in and changes to our businesses, operating structure, or personnel relating to our strategic initiatives, including the implementation of strategic transformations, enhanced business processes, and technology initiatives may not have the desired effects on our financial condition and results of operations; our ability to preserve long-term client relationships is essential to our continued success; our use of subcontractors or joint venture partners to perform work under customer contracts exposes us to liability and financial risk; our international business involves risks different from those we face in the United States that could have an effect on our results of operations and financial condition; decreases in commercial office space utilization due to hybrid work models and increases in office vacancy rates could adversely affect our financial condition; negative changes in general economic conditions, such as recessionary pressures, high interest rates, durable and non-durable goods pricing, changes in energy prices, or changes in consumer goods pricing, could reduce the demand for services and, as a result, reduce our revenue and earnings and adversely affect our financial condition; we may experience breaches of, or disruptions to, our information technology systems or those of our third-party providers or clients, or other compromises of our data that could adversely affect our business; our ongoing implementation of new enterprise resource planning and related boundary systems could adversely impact our ability to operate our business and report our financial results; acquisitions, divestitures, and other strategic transactions could fail to achieve financial or strategic objectives, disrupt our ongoing business, and adversely impact our results of operations; we may not realize the growth opportunities and synergies that are anticipated from the WGNSTAR acquisition; we manage our insurable risks through a combination of third-party purchased policies and self-insurance, and we retain a substantial portion of the risk associated with expected losses under these programs, which exposes us to volatility associated with those risks, including the possibility that changes in estimates to our ultimate insurance loss reserves could result in material charges against our earnings; our risk management and safety programs may not have the intended effect of reducing our liability for personal injury or property loss; unfavorable developments in our class and representative actions and other lawsuits alleging various claims could cause us to incur substantial liabilities; we are subject to extensive legal and regulatory requirements, which could limit our profitability by increasing the costs of legal and regulatory compliance; a significant number of our employees are covered by collective bargaining agreements that could expose us to potential liabilities in relation to our participation in multiemployer pension plans, requirements to make contributions to other benefit plans, and the potential for strikes, work slowdowns or similar activities, and union organizing drives; our business may be materially affected by changes to fiscal and tax policies; negative or unexpected tax consequences could adversely affect our results of operations; future increases in the level of our borrowings and interest rates could affect our results of operations; impairment of goodwill and long-lived assets could have a material adverse effect on our financial condition and results of operations; if we fail to maintain proper and effective internal control over financial reporting in the future, our ability to produce accurate and timely financial statements could be negatively impacted, which could harm our operating results and investor perceptions of our Company and as a result may have a material adverse effect on the value of our common stock; our business may be negatively impacted by adverse weather conditions; catastrophic events, disasters, pandemics, and terrorist attacks could disrupt our services; and actions of activist investors could disrupt our business. For additional information on these and other risks and uncertainties we face, see ABM’s risk factors, as they may be amended from time to time, set forth in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and subsequent filings. We urge readers to consider these risks and uncertainties in evaluating our forward-looking statements.

Use of Non-GAAP Financial Information

To supplement ABM’s consolidated financial information, the Company has presented net income and net income per diluted share as adjusted for items impacting comparability for the second quarter and first six months of fiscal years 2026 and 2025. These adjustments have been made with the intent of providing financial measures that give management and investors a better understanding of the underlying operational results and trends as well as ABM’s operational performance. In addition, the Company has presented earnings before interest, taxes, depreciation and amortization, and excluding items impacting comparability (adjusted EBITDA) for the second quarter and first six months of fiscal years 2026 and 2025. Adjusted EBITDA is among the indicators management uses as a basis for planning and forecasting future periods. The Company also presents total segment operating profit, which is the sum of the segment operating profit of each of its segments, and total segment operating margin, defined as total segment operating profit divided by total revenue, because management believes they are useful as they represent the aggregate value of income/profit created by its segments and exclude items not directly related to the segments for performance evaluation purposes. The Company has also presented Free Cash Flow which is defined as net cash provided by (used in) operating activities less additions to property, plant and equipment. The presentation of these non-GAAP financial measures is not meant to be considered in isolation or as a substitute for financial statements prepared in accordance with accounting principles generally accepted in the United States of America. (See accompanying financial tables for supplemental financial data and corresponding reconciliations to certain GAAP financial measures.)

We round amounts to millions but calculate all percentages and per-share data from the underlying whole-dollar amounts. As a result, certain amounts may not foot, crossfoot, or recalculate based on reported numbers due to rounding. Unless otherwise noted, all references to years are to our fiscal year, which ends on October 31.

Contact:
Investor Relations:	Paul Goldberg
(212) 297-9721
ir@abm.com

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED INCOME STATEMENT INFORMATION (UNAUDITED)

	Three Months Ended April 30,
(in millions, except per share amounts)	2026	2025	Increase / (Decrease)
Revenues	$ 2,290.0	$ 2,111.7	8.4%
Operating expenses	2,013.0	1,841.0	9.3%
Selling, general and administrative expenses	171.1	175.1	(2.3)%
Restructuring and related expenses	3.1	—	NM*
Amortization of intangible assets	15.9	13.2	20.5%
Operating profit	86.9	82.3	5.5%
Income from unconsolidated affiliates	1.0	1.4	(28.6)%
Interest expense	(28.1)	(23.9)	(17.6)%
Income before income taxes	59.7	59.8	(0.1)%
Income tax provision	(16.6)	(17.6)	5.3%
Net income	$ 43.1	$ 42.2	2.1%
Net income per common share
Basic	$ 0.73	$ 0.67	9.0%
Diluted	$ 0.73	$ 0.67	9.0%
Weighted-average common and common equivalent shares outstanding
Basic	58.9	62.6
Diluted	59.1	62.9
Dividends declared per common share	$ 0.290	$ 0.265

*Not meaningful (due to variance greater than or equal to +/-100%)

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED INCOME STATEMENT INFORMATION (UNAUDITED)

	Six Months Ended April 30,
(in millions, except per share amounts)	2026	2025	Increase / (Decrease)
Revenues	$ 4,533.5	$ 4,226.6	7.3%
Operating expenses	3,996.5	3,696.1	8.1%
Selling, general and administrative expenses	340.9	344.1	(1.0) %
Restructuring and related expenses	6.8	—	NM*
Amortization of intangible assets	27.9	26.5	5.2%
Operating profit	161.6	159.9	1.1%
Income from unconsolidated affiliates	2.4	2.1	12.8%
Interest expense	(52.1)	(46.8)	(11.4) %
Income before income taxes	111.9	115.2	(2.9) %
Income tax provision	(30.0)	(29.5)	(1.9) %
Net income	$ 81.8	$ 85.8	(4.6) %
Net income per common share
Basic	$ 1.37	$ 1.37	— %
Diluted	$ 1.37	$ 1.36	0.7%
Weighted-average common and common equivalent shares outstanding
Basic	59.6	62.7
Diluted	59.9	63.1
Dividends declared per common share	$ 0.580	$ 0.530

*Not meaningful (due to variance greater than or equal to +/-100%)

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

SELECTED CONSOLIDATED CASH FLOW INFORMATION (UNAUDITED)

	Three Months Ended April 30,
(in millions)	2026	2025
Net cash provided by operating activities	$ 66.2	$ 32.3
Additions to property, plant and equipment	(43.8)	(17.1)
Purchase of businesses, net of cash acquired	(242.5)	—
Other	0.5	—
Net cash used in investing activities	$ (285.8)	$ (17.1)
Proceeds from issuance of share-based compensation awards, net	1.2	1.1
Repurchases of common stock, including excise taxes	(3.0)	—
Dividends paid	(17.0)	(16.5)
Deferred financing costs paid	(1.3)	(8.0)
Borrowings from debt	722.5	338.9
Repayment of borrowings from debt	(488.2)	(327.0)
Changes in book cash overdrafts	2.1	(5.5)
Repayment of finance lease obligations	(1.2)	(1.1)
Net cash provided by (used in) financing activities	$ 215.1	$ (18.1)
Effect of exchange rate changes on cash and cash equivalents	(0.9)	2.7

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

SELECTED CONSOLIDATED CASH FLOW INFORMATION (UNAUDITED)

	Six Months Ended April 30,
(in millions)	2026	2025
Net cash provided by (used in) operating activities	$ 128.2	$ (73.9)
Additions to property, plant and equipment	(57.0)	(33.8)
Purchase of businesses, net of cash acquired	(242.1)	1.9
Other	0.7	0.4
Net cash used in investing activities	$ (298.4)	$ (31.6)
Taxes withheld from issuance of share-based compensation awards, net	(9.9)	(9.6)
Repurchases of common stock, including excise taxes	(94.7)	(21.3)
Dividends paid	(34.2)	(32.9)
Deferred financing costs paid	(1.3)	(8.0)
Borrowings from debt	1,077.0	918.8
Repayment of borrowings from debt	(779.2)	(700.0)
Changes in book cash overdrafts	4.7	(46.0)
Repayment of finance lease obligations	(2.3)	(2.2)
Net cash provided by financing activities	$ 159.9	$ 98.7
Effect of exchange rate changes on cash and cash equivalents	1.1	1.0

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION (UNAUDITED)

(in millions)	April 30, 2026	October 31, 2025
ASSETS
Current assets
Cash and cash equivalents	$ 94.9	$ 104.1
Trade accounts receivable	1,517.2	1,471.1
Costs incurred in excess of amounts billed	174.7	193.7
Prepaid expenses	169.9	91.2
Other current assets	77.2	78.6
Total current assets	2,034.0	1,938.7
Other investments	30.9	48.6
Property, plant and equipment	209.7	177.2
Right-of-use assets	90.0	95.1
Other intangible assets, net of accumulated amortization	350.0	243.2
Goodwill	2,738.4	2,591.1
Other noncurrent assets	194.1	175.5
Total assets	$ 5,647.0	$ 5,269.5
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current portion of long-term debt, net	$ 41.8	$ 29.4
Trade accounts payable	416.5	401.2
Accrued compensation	217.0	195.0
Accrued taxes—other than income	47.9	48.1
Deferred Revenue	99.8	74.7
Insurance claims	206.8	200.8
Income taxes payable	3.8	4.0
Current portion of lease liabilities	28.3	28.2
Other accrued liabilities	329.7	324.1
Total current liabilities	1,391.6	1,305.7
Long-term debt, net	1,821.6	1,537.1
Long-term lease liabilities	78.7	83.7
Deferred income tax liability, net	71.5	39.9
Noncurrent insurance claims	472.2	459.3
Other noncurrent liabilities	59.1	54.3
Noncurrent income taxes payable	4.1	3.9
Total liabilities	3,898.7	3,483.8
Total stockholders’ equity	1,748.4	1,785.6
Total liabilities and stockholders’ equity	$ 5,647.0	$ 5,269.5

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

REVENUES AND OPERATING PROFIT BY SEGMENT (UNAUDITED)

	Three Months Ended April 30,		Increase/ (Decrease)
(in millions)	2026	2025
Revenues
Business & Industry	$ 1,015.8	$ 1,015.5	— %
Manufacturing & Distribution	463.8	398.1	16.5%
Aviation	310.8	260.1	19.5%
Education	232.2	227.8	1.9%
Technical Solutions	267.3	210.2	27.2%
Total Revenues	$ 2,290.0	$ 2,111.7	8.4%
Operating profit
Business & Industry	$ 76.7	$ 83.0	(7.6) %
Manufacturing & Distribution	40.6	39.9	1.9%
Aviation	16.3	16.5	(0.9) %
Education	16.4	13.8	18.8%
Technical Solutions	16.8	13.4	25.0%
Segment operating profit	$ 166.9	$ 166.6	0.1%
Segment operating margin	7.3%	7.9%
Corporate	(79.0)	(82.9)	4.7%
Adjustment for income from unconsolidated affiliates, included in Aviation and Technical Solutions	(1.0)	(1.4)	28.6%
Adjustment for tax deductions for energy efficient government buildings, included in Technical Solutions	—	(0.1)	33.6%
Total operating profit	86.9	82.3	5.5%
Income from unconsolidated affiliates	1.0	1.4	(28.6) %
Interest expense	(28.1)	(23.9)	(17.6) %
Income before income taxes	59.7	59.8	(0.1) %
Income tax provision	(16.6)	(17.6)	5.3%
Net income	$ 43.1	$ 42.2	2.1%

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

REVENUES AND OPERATING PROFIT BY SEGMENT (UNAUDITED)

	Six Months Ended April 30,		Increase/ (Decrease)
(in millions)	2026	2025
Revenues
Business & Industry	$ 2,080.9	$ 2,038.4	2.1%
Manufacturing & Distribution	886.1	792.4	11.8%
Aviation	608.5	530.2	14.8%
Education	460.9	453.2	1.7%
Technical Solutions	497.1	412.4	20.5%
Total Revenues	$ 4,533.5	$ 4,226.6	7.3%
Operating profit
Business & Industry	$ 156.4	$ 162.4	(3.7) %
Manufacturing & Distribution	77.0	79.3	(2.9) %
Aviation	28.9	28.7	0.6%
Education	38.0	27.8	36.6%
Technical Solutions	25.2	30.0	(15.9) %
Segment operating profit	$ 325.4	$ 328.2	(0.8) %
Segment operating margin	7.2%	7.8%
Corporate	(160.9)	(166.1)	3.1%
Adjustment for income from unconsolidated affiliates, included in Aviation and Technical Solutions	(2.4)	(2.1)	(12.8) %
Adjustment for tax deductions for energy efficient government buildings, included in Technical Solutions	(0.6)	(0.1)	NM*
Total operating profit	161.6	159.9	1.1%
Income from unconsolidated affiliates	2.4	2.1	12.8%
Interest expense	(52.1)	(46.8)	(11.4) %
Income before income taxes	111.9	115.2	(2.9) %
Income tax provision	(30.0)	(29.5)	(1.9) %
Net income	$ 81.8	$ 85.8	(4.6) %

*Not meaningful (due to variance greater than or equal to +/-100%)

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES (UNAUDITED)

(in millions, except per share amounts)

	Three Months Ended April 30,		Six Months Ended April 30,
	2026	2025	2026	2025
Reconciliation of Net Income to Adjusted Net Income
Net income	$ 43.1	$ 42.2	$ 81.8	$ 85.8
Items impacting comparability(a)(b)
Restructuring and related(c)	3.1	—	6.8	—
Legal costs and other settlements	(0.3)	0.3	(0.3)	5.1
Acquisition and integration related costs(d)	5.5	3.4	8.2	6.8
Transformation initiative costs(e)	5.3	10.7	14.2	19.0
Other(f)	—	2.2	0.7	2.2
Total items impacting comparability	13.7	16.6	29.7	33.0
Income tax impact (g)	(3.8)	(4.7)	(8.2)	(9.4)
Items impacting comparability, net of taxes	9.9	11.9	21.5	23.6
Adjusted net income	$ 52.9	$ 54.1	$ 103.3	$ 109.4

	Three Months Ended April 30,		Six Months Ended April 30,
	2026	2025	2026	2025
Reconciliation of Net Income to Adjusted EBITDA
Net Income	$ 43.1	$ 42.2	$ 81.8	$ 85.8
Items impacting comparability	13.7	16.6	29.7	33.0
Income taxes provision	16.6	17.6	30.0	29.5
Interest expense	28.1	23.9	52.1	46.8
Depreciation and amortization	30.2	25.7	55.9	51.6
Adjusted EBITDA	$ 131.7	$ 125.9	$ 249.5	$ 246.6
Net Income margin as a % of revenues	1.9%	2.0%	1.8%	2.0%

	Three Months Ended April 30,		Six Months Ended April 30,
	2026	2025	2026	2025
Reconciliation of Net Income per Diluted Share to Adjusted Net Income per Diluted Share
Net income per diluted share	$ 0.73	$ 0.67	$ 1.37	$ 1.36
Items impacting comparability, net of taxes	0.17	$ 0.19	0.36	0.37
Adjusted net income per diluted share	$ 0.90	$ 0.86	$ 1.72	$ 1.73
Diluted shares	59.1	62.9	59.9	63.1

	Three Months Ended April 30,		Six Months Ended April 30,
	2026	2025	2026	2025
Reconciliation of Net Cash Provided by (Used in) Operating Activities to Free Cash Flow
Net cash provided by (used in) operating activities	$ 66.2	$ 32.3	$ 128.2	$ (73.9)
Additions to property, plant and equipment	(43.8)	(17.1)	(57.0)	(33.8)
Free cash flow	$ 22.4	$ 15.2	$ 71.2	$ (107.8)

(a) The Company adjusts income to exclude the impact of certain items that are unusual, non-recurring, or otherwise do not reflect management's views of the underlying operational results and trends of the Company.

(b) After communications with the staff of the Securities and Exchange Commission, we have revised the definition of our non-GAAP financial measures, including adjusted net income, adjusted earnings per share, and adjusted EBITDA, to no longer exclude the positive or negative impact of “prior year self-insurance adjustments”. Prior year self-insurance adjustments reflect the net changes to our self-insurance reserves for our general liability, workers’ compensation, automobile, and health insurance programs, related to claims from incidents that occurred in previous years. This definitional change has been applied to second quarter 2026 and first six months of 2026 results and retroactively to all presented periods to ensure comparability.

(c) Represents costs associated with restructuring program to further streamline our operations and improve the efficiency of our support functions.

(d) Represents acquisition and integration related costs associated with recent acquisitions.

(e) Represents discrete transformational costs that primarily consist of general and administrative costs for developing technological needs and alternatives, project management, testing, training and data conversion, consulting and professional fees for i) new enterprise resource planning system, ii) client facing technology, iii) workforce management tools and iv) data analytics. These costs are not expected to recur beyond the deployment of these initiatives.

(f) Three and six months ended April 30, 2025 include a parking tax audit settlement related to prior years.

(g) The Company's tax impact is calculated using the federal and state statutory rate of 27.72% and 28.11% for FY2026 and FY2025, respectively. We calculate tax from the underlying whole-dollar amounts, as a result, certain amounts may not recalculate based on reported numbers due to rounding.